POOL CORPORATION
ANNOUNCES THE RETIREMENT OF MARK W. JOSLIN
AND THE APPOINTMENT OF
MELANIE HOUSEY HART AS CHIEF FINANCIAL OFFICER
______________________

COVINGTON, LA. (March 1, 2021) - Pool Corporation (Nasdaq/GSM:POOL) announced today that Mark W. Joslin will retire as Senior Vice President, Chief Financial Officer (CFO) and Treasurer in 2021 after more than sixteen years of service with the company. The Board of Directors has appointed Melanie Housey Hart to be the company’s next CFO. Mrs. Hart currently serves as the company’s Vice President, Corporate Controller and Chief Accounting Officer. Mr. Joslin will continue in his role until later this year in order to ensure a successful transition.

“On behalf of the Board of Directors and the entire POOLCORP team, I want to express our heartfelt gratitude to Mark for his exceptional leadership and important contributions to the growth and success of our company during his sixteen years of service. As CFO, Mark has played an instrumental role in numerous strategic and financial initiatives, including growing our company organically and through acquisitions, helping to drive improvements in profitably and cash flow and maintaining a strong balance sheet. I would also like to personally thank Mark for being an incredible partner and trusted advisor in supporting me as CEO,” said Peter D. Arvan, President and CEO.

As Vice President, Corporate Controller and Chief Accounting Officer, Mrs. Hart is responsible for the company’s accounting and financial reporting functions, including financial planning and analysis, tax and international accounting, and is a licensed CPA. Mrs. Hart first joined POOLCORP in 2006 as the Senior Director of Corporate Accounting. She has served as Corporate Controller since July 2007, was designated as Chief Accounting Officer in May 2008 and appointed Vice President in February 2019. Prior to joining POOLCORP, she was a Senior Manager in the Assurance and Advisory Business Services Group at Ernst & Young, where she worked for the previous 12 years.

“Melanie possesses a distinct combination of superior financial acumen and strategic focus, along with a deep understanding of our business and our vision. She has a demonstrated track record of leading change throughout our company to drive long-term shareholder growth. Her collaborative mindset makes her a valued and trusted partner to our senior management team and others, both inside and outside our organization. I look forward to working closely with Melanie to continue our history of exceptional value creation for our customers, suppliers, shareholders and employees,” commented Arvan.

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 400 sales centers in North America, Europe and Australia through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including impacts on our business from the COVID-19 pandemic, the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOLCORP’s 2020 Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the Securities and Exchange Commission (SEC).

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com